CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 10.5

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (hereinafter “Agreement”) is made and entered into as of this 3rd day of June 2016, by and between Nordex SE, Langenhorner Chaussee 600, 22419 Hamburg, Germany on behalf of Nordex SE and any of its Affiliates (hereinafter “Nordex”), and TPI Composites, Inc., 8501 N. Scottsdale Road, Suite 100, Scottsdale, Arizona 85253, on behalf of itself, TPI Kompozit Kanat Sanayi ve Ticaret A.S., and its other Affiliates (hereinafter “TPI”). Nordex and TPI are referred to each individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, capitalized terms used in this Agreement shall have the meanings assigned to them in Paragraph 1 of the Agreement unless defined elsewhere in this Agreement;

WHEREAS, the Parties concluded a Purchasing Framework Agreement, dated as of June 25, 2013, amended by Addendum No. 01 on August 30, 2013, pursuant to which TPI supplies Blades to Nordex, in particular to Nordex Energy GmbH and Nordex Enerji A.Ş.;

WHEREAS, Nordex has previously notified TPI it may assert certain potential Claims against TPI with respect to specific Issues related to the Affected Blades and certain moulds delivered by TPI;

WHEREAS, TPI denies liability to Nordex and their respective customers and insurance companies;

WHEREAS, the Parties acknowledge that by executing this Agreement, neither Party admits any unlawful conduct or liability for any Claims, but have agreed to enter into this Agreement to avoid further expense, inconvenience and the distraction of burdensome and protracted litigation and thereby put to rest the controversies related to the Issues;

WHEREAS, TPI has agreed, to pay to Nordex the amount of € 8,000,000 (as further set out below);

WHEREAS, the Parties have entered or intend to enter into a number of commercial transactions;

WHEREAS, the Parties have agreed, subject to the terms set forth below, among other things, to refrain from filing and waive and release any potential Claims relating to the Issues that Nordex or TPI may or may not have against each other;

WHEREAS, Nordex has agreed, subject to the terms set forth below, to indemnify and hold TPI harmless from and against Claims resulting out of or in connection with the Issues; and

NOW, THEREFORE, in consideration of the promises, covenants, terms, agreements, and releases set forth herein and for other good and valuable consideration, and incorporating the above recitals herein, the Parties agree as follows:

AGREEMENT

1.Definitions. As used in this Agreement, the following terms shall be defined as indicated:

(a)“Affected Blades” refers to approximately [...***...] blades as affected by the [...***...] Issue as well as approximately [...***...] blades as affected by the [...***...] Issue (both populations partly overlapping), each of such blades supplied to Nordex under the Existing Supply Agreement.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b)“Affiliates” means current or predecessor entities directly or indirectly controlling, controlled by, or under common control with, a company.

(c)“Blades” refers to “Products” as such term is defined in the Existing Supply Agreement.

(d)“Claims” or “Claim” refers to any and all claims, demands, actions, suits, causes of action, damages whenever and however incurred, liabilities of any kind including, without limitation, claims for losses of any kind or nature, costs, expenses, penalties, and attorneys’ fees, whether class, individual, direct, indirect, or otherwise, that any of the Parties ever had, now have, or hereafter, can, shall, or may have directly, representatively, derivatively or in any other capacity against each other or the other Party’s respective predecessors, successors, assigns, past and present direct and indirect parent companies, subsidiaries, divisions and departments, executors, administrators, and their respective past and present officers, directors, employees, attorneys, trustees, insurers, servants, assignees and representatives, whether known or unknown, suspected or unsuspected, accrued or unaccrued, asserted or unasserted, contingent or non-contingent, whether or not concealed or hidden, in law, in equity, or otherwise.

(e)“Execution Date” means the date on which the Parties’ designated signatories execute this Agreement. If executed on different dates, the Execution Date shall be the latest of those dates.

(f)“Existing Supply Agreement” means the Purchasing Framework Agreement, dated as of June 25, 2013, as amended by Addendum No. 01 on August 30, 2013.

(g)“Issues” refers to the following four specific issues discussed between the Parties:

•“[…***…] Issue” means the […***…], with the consequence that the Parties have agreed to repair, refurbish, dispose or replace such Blades. The Blades affected by the […***…] Issue have been examined and based on the detailed classification attached as ANNEX 1 have been divided into three groups:

•“Green Blades” which based on the current outcome of the analysis can be utilized without any restrictions and only need refurbishing to rectify the effects of the blade analysis and repair of other minor issues;

•“Yellow Blades” which based on the current outcome of the analysis likely may be repaired, but may be utilized without restrictions once repaired;

•“Red Blades” which are affected by the […***…] Issue in a way that a repair is not possible, so that such blades cannot be utilized, have to be disassembled and have to be disposed of.

•“[…***…]” or “[…***…] Issue” refer to […***…].

•“[…***…] Issue” refers to […***…].

•“[…***…] Issue” refers to […***…].

(h)“Persons” or “Person” refers to any individual, entity, general partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of each of the foregoing where the context so permits.

(i)“Released Claims” refers to those Claims of a Party against the other Party resulting out of or in connection with the Issues, except for Claims deriving from this Agreement.

(j)“Settlement Amount” is defined in Paragraph 2 of this Agreement.

(k)“Supply Agreement Transactions” is defined in Paragraph 3 of this Agreement.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(l)“Turkey Population” means the Affected Blades located on sites in Turkey (based on current classification 42 Green Blades, 70 Yellow Blades and 12 Red Blades).

2.Settlement Amount. The Settlement Amount shall be eight million Euros (€ 8,000,000). TPI shall pay the Settlement Amount to Nordex on or before November 30, 2016 to a bank account designated by Nordex in writing to TPI. Nordex shall look solely to the Settlement Amount and the Supply Agreement Transactions for settlement and satisfaction regarding Claims against TPI of all Released Claims and Nordex shall have no other recovery regarding Claims against TPI in respect of the Released Claims unless expressly agreed in this Settlement Agreement.

3.Supply Agreement Transactions.

(a)Repairing, Retrofitting and Scrapping certain Affected Blades.

TPI and Nordex will use commercially reasonable best efforts to enter by 15 June 2016 into a purchase order or other mutually agreed upon documentation pursuant to which TPI, at no cost to Nordex, shall: (i) make certain field modifications to the Green Blades of the Turkey Population based on a framework repair agreement mutually agreed upon by the Parties; (ii) retrofit the Yellow Blades of the Turkey Population based on a framework repair agreement mutually agreed upon by the Parties, and (iii) scrap (in accordance with any applicable laws) the Red Blades of the Turkey Population as identified in the purchase order or a framework repair agreement mutually agreed upon by the Parties. The specification of the work according to (i) and (ii) will include any necessary work to remedy any impacts of the [...***...] Issues and the examination of these issues as well as the complete quality assurance and also the supervision of any sub-suppliers of TPI. With respect to the Affected Blades specified in clause (ii), Nordex shall, at its cost, deliver the Affected Blades to TPI’s Turkey facility. The purchase order and/or related documentation for such modifications, retrofits and scrapping shall be subject to the warranty, quality assurance, delivery and other terms of the Existing Supply Agreement unless otherwise agreed upon in writing by Nordex and TPI.

(b)Replacement Blades and Credit for […***…].

TPI, in accordance with the terms set out in the Existing Supply Agreement and in this Agreement, shall supply Nordex for free as replacement for the Affected Blades of the Turkey Population with twelve replacement blades as soon as possible but no later than by December 2016 in accordance with a delivery plan to be agreed between the Parties. Such replacement blades shall deemed to make up the blades in sets […***…], inclusive, and shall count towards Nordex’s minimum annual volume purchase commitment for calendar year 2016. The blades shall be ordered by Nordex Enerji A.Ş. in accordance with the order process set out in the Existing Supply Agreement, and such orders shall include the additional information that the respective order is a replacement delivery. The Parties agree that for tax reasons there may be further specific demands on Nordex’ side on the structure of the transfer of the 12 blades. A credit of […***…] also be applied to an invoice designated by Nordex for blades supplied by TPI and delivered to Nordex in calendar year 2016 under the Existing Supply Agreement.

(c)Amendments to the Existing Supply Agreement.

Nordex and TPI will use commercially reasonable best efforts to enter into an amendment to the Existing Supply Agreement memorializing the changes set forth in this paragraph on or before August 1, 2016. The term of the Existing Supply Agreement shall be extended from December 31, 2018 until December 31, 2020. TPI will offer Nordex a volume discount of […***…] per set for all sets in excess of […***…] supplied by TPI to Nordex in calendar year 2016 and in excess of […***…] supplied by TPI to Nordex in calendar year 2017. TPI agrees that under the extension of the Existing Supply Agreement its annual dedicated manufacturing capacity for each calendar year beginning with calendar year 2016 shall be […***…] sets and Nordex agrees that its minimum annual volume purchase commitments shall be as follows:

[…***…]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Against this background the following scale of prices will apply:

[…***…]

If the Parties implement a different blade type under the Existing Supply Agreement, the Parties agree to negotiate in good faith an adjustment and allocation to the minimum volume purchase commitment between the existing blade model and the different blade type.

TPI agrees to waive charging Nordex for costs of approximately […***…], i.e. the costs in connection with increasing the annual dedicated manufacturing capacity to […***…] sets. From the date hereof until the effective date of the proposed amendment to the Existing Supply Agreement, Nordex will place orders based upon the annual dedicated capacity and minimum annual volume purchase commitments set forth in this paragraph.

TPI agrees to waive its share of the benefit (if any) derived from the following three material cost out projects in calendar years 2016 and 2017: […***…].

(d)Cost Reduction Initiatives for Existing Supply Agreement

The Parties in the amendment according to Paragraph (c) above will mutually agree upon certain cost reduction targets (based on, e.g, Nordex’ overall goal to […***…] per annum) and will update such cost reduction targets on an agreed regular basis. If such cost reduction targets contemplated in the supply agreement amendment or any update thereto described in the preceding sentence are not achieved in calendar year 2017, then Nordex may terminate the Existing Supply Agreement by providing 12 months’ advance written notice to TPI on or before January 1, 2018, with an effective termination date of December 31, 2018. If certain mutually agreed upon cost reduction targets are not achieved in calendar year 2018, then Nordex may terminate the Existing Supply Agreement by providing 12 months’ advance written notice to TPI on or before January 1, 2019, with an effective termination date of December 31, 2019.

(e)Reservation of Additional Manufacturing Lines in […***…]

TPI agrees to reserve two new manufacturing lines at its new factory in […***…] until September 1, 2016. TPI’s annual dedicated manufacturing capacity shall be […***…] sets per manufacturing line once serial production has commenced. Nordex and TPI will use commercially reasonable best efforts to enter into a supply agreement which should include:

i.pricing will be […***…] pricing; provided that the […***…] price shall be priced at […***…];

ii.[…***…];

iii.mutually agreed upon […***…] for new blade models with due consideration to Nordex’ cost […***…] target of […***…] annually after full commercial operation (it being understood that the exact amount of […***…] might not being known on the date of the new supply agreement is executed); and

iv.the new supply agreement will have a term that commences on the execution date and continue until the sixth yearly anniversary of the date that TPI commences production.

The transactions contemplated in this paragraph are referred to as the “New […***…] Supply Transactions”. The Parties expect to enter into this new supply agreement on or before September 1, 2016.

(f)Reservation of Additional Manufacturing Lines in Either […***…]

TPI agrees to reserve two new manufacturing lines at a new factory in either […***…], as mutually determined by Nordex and TPI, until November 30, 2016, and Nordex and TPI will use commercially reasonable best efforts to enter into a supply agreement. Nordex and TPI agree that the reservation with respect to such additional

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

manufacturing capacity, is contingent upon the terms and conditions identical to those set forth in Paragraph 3(e) with respect to the New […***…] Supply Transactions provided that the Parties expect to enter into a new supply agreement for these two additional manufacturing lines on or before November 30, 2016.

(g)Mould Purchases

TPI shall sell to Nordex, without an obligation of Nordex to place a respective order, four moulds and one plug that will be used to manufacture […***…]. The price for four moulds plus the plug shall be […***…], and shall be subject to the other terms and conditions set forth in TPI’s March 24, 2016 quote. Nordex is entitled to also order from TPI other mould types than offered in the March 24, 2016 quote; in this case the discount of […***…] will be allocated to these other orders based on a quote from TPI […***…], provided that TPI reserves the right to manufacture the moulds and plug from [...***...]. Nordex will be responsible for [...***...].

(h)Cost Reductions Generally

Nordex and TPI each will use commercially reasonable best efforts to reduce the costs of manufacturing blades based on mutually agreed upon targets.

4.Releases by the Parties

Upon the Execution Date, the Parties hereby, on behalf of itself and all of their Affiliates, completely release, acquit, and forever discharge each other from any and all Released Claims. The Parties expressly agree and acknowledge that this release constitutes a full and final release in relation to the Released Claims.

5.Indemnification.

(a)If and to the extent any Person, having a contractual relationship with Nordex in relation to the Affected Blades, whether directly or based upon an assignment or by transfer of law, including but not limited to Nordex’s customers or insurance companies, seeks any indemnification, remedy, recourse and/or compensation in a court, in arbitration, or otherwise against TPI for any Claim related to or resulting from the Issues, Nordex shall indemnify and hold harmless TPI from and against any and all final judgments or awards on any such third party claims. TPI undertakes to defend in good faith against such third party claims, with counsel selected by TPI, and shall promptly without undue delay notify Nordex if any Person seeks any third party claim against TPI, so that Nordex can join such proceeding as a third party on the side of TPI or otherwise seek to defend against such third party claims. Nordex shall reimburse TPI for TPI’s reasonable attorneys’ fees and expenses for defending against such third party claim as incurred.

(b)The aforementioned indemnification obligation shall also apply to any Person, not having a contractual relationship with Nordex, directly or based upon an assignment or by law, that seeks any indemnification, remedy, recourse and/or compensation in a court, in arbitration, or otherwise against TPI for any Claim related to or resulting from the Issues, to the extent that all of the major facts and circumstances giving rise to such Claim arose prior to the Execution Date.

(c)The Parties agree that if any Claims under Paragraph 5 (a) or (b) are asserted, they shall enter into discussions on the asserted claims in good faith and without undue delay and shall closely cooperate. Nordex is entitled to determine the defense or settlement strategy against Claims under Paragraph 5 (a) or (b) and to give instructions to TPI in regard to any proceedings, communications and settlement, and TPI shall be obliged to follow these instructions and give any necessary consents, unless TPI, for reasons of confidentiality, legal or corporate compliance, cannot be reasonably expected to do so.

(d)The indemnification shall not apply if TPI concedes or pays, except as legally required to do so, any claims to a third party except with the consent of Nordex or if TPI fails to notify Nordex within a reasonable period not to exceed 14 calendar days absent unusual circumstances of the claims being asserted by third parties.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(e)Each Party hereby covenants and agrees that, with respect to the other Party, it shall not, and it undertakes to procure that no respective insurers shall, after the Execution Date, seek to file, institute, maintain, prosecute, or continue to maintain or prosecute, any Released Claim against the other Party.

6.Automatic Retroactive Termination of Releases. The release of Nordex according to Paragraph 4 shall be null and void if TPI has not made the Settlement Payment on or before November 30, 2016. Any other non-compliance with the provisions of this Agreement of any of the Parties leaves the validity of the releases according to Paragraph 4 unaffected.

7.Termination. If either Party is in breach of any material term of this Agreement, the non-breaching Party may notify the other Party in writing of the alleged breach, and if the other party has not cured such breach within 30 days of receipt of such written notice, then the other Party may terminate this Agreement. The Parties agree that Paragraphs 6 and 9 of this Agreement shall survive any such termination.

8.Agreement Is Not Evidence. The Parties understand and acknowledge that this Agreement is a compromise, settlement, and release, and that neither this Agreement, the negotiations leading to this Agreement, nor the actions taken to carry out this Agreement, constitute an admission or evidence of any violation of any statute or law, and nothing in this Agreement constitutes an admission of any of Nordex’s allegations. The Parties understand and acknowledge that they have entered into this Agreement for the sole purpose of resolving the Issues.

9.Confidentiality. Except as necessary for accounting, tax, or securities law reporting purposes, including without limitation any required description of the material terms of this Agreement in, or any required public filing of a copy of this Agreement as an exhibit to, any filings made with the United States Securities and Exchange Commission or any applicable securities regulatory authority or body or other self-regulatory organization, or as necessary to effectuate the payment of the Settlement Amount, or as necessary to comply with laws, regulations, bank regulations or policies, subpoenas, court orders, or a legitimate discovery request, the Parties, including their respective attorneys, shall not disclose, disseminate, reveal, or communicate to any other Person or entity other than the Parties, their respective parents, subsidiaries, or Affiliates, in any manner, directly or indirectly, any information concerning the terms of this Agreement. This provision shall not apply to any action to enforce the terms of this Agreement. Each Party agrees to give the other Party a reasonable opportunity to review and comment on any disclosure that a Party determines to be legally required under any applicable laws or regulations. If any Party is served with a subpoena or other form of discovery request that would call for disclosure of the terms or conditions of this Agreement, it shall give prompt notice to the other Party and use its reasonable best efforts to oppose disclosure unless this provision is waived in writing by the other Party. Each Party further agrees not to make any disparaging remarks, comments or disclosures in any press release, public filing or other public forum with respect to the other Party and the subject matter covered herein.

10.Notice. Notice to TPI under this Agreement shall be sent by email and overnight delivery to:

[...***...]

General Counsel
TPI Composites, Inc.
8501 N. Scottsdale Rd.
Gainey Center II, Suite 100
Scottsdale, AZ 85253

[...***...]

and

[...***...]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Squire Patton Boggs (US) LLP
Taunusanlage 17
60325 Frankfurt am Main, Germany

[...***...]

Notice to Nordex under this Agreement shall be sent by email and overnight delivery to:

[...***...]

Legal Counsel
Nordex SE
Langenhorner Chaussee 600
22419 Hamburg
Germany

[...***...]

and

[...***...]

Rechtsanwälte Taylor Wessing
Hanseatic Trade Center
Am Sandtorkai 41
20457 Hamburg
Germany

[...***...]

11.Non-Assignment. Each Party represents and warrants that it has not been assigned any Released Claims. Each Party further represents and warrants that it has not assigned, encumbered, sold, or in any manner transferred, in whole or in part, any Released Claims.

12.No Reimbursement of Costs, Fees and Expenses. Except as provided elsewhere in this Agreement, each Party shall bear its own costs, and no Party shall be liable for any costs, fees, or expenses of any kind of any other Party, including but not limited to the costs, fees, or expenses of any Party’s attorneys, experts, advisors, agents, or representatives.

13.No Support. Each Party agrees that it will not, and it will procure that none of its Affiliates will, voluntarily, either directly or indirectly, support, fund, or aid any other Person in instituting or pursuing any cause of action or Claim against the other Party or any of its Affiliates that such Party could not bring against the other Party by reason of this Agreement.

14.VAT. The Parties agree that any amounts set out in this Agreement [...***...], if applicable.

15.Disposal of Red Blades. TPI acknowledges and agrees that any Blades classified by Nordex as “Red Blades”, as communicated to TPI, are affected by the [...***...] Issue (and the underlying root cause as laid out in the root cause analysis) in a way that such blades have to be completely replaced. TPI further acknowledges and agrees that the worldwide population of the Red Blades cannot be repaired and may be immediately destroyed and disposed of without any further analysis or taking of evidence required at Nordex’s cost. Nordex acknowledges that TPI has no obligation to dispose of any of the Red Blades, other than as set forth in Paragraphs 3(a)(iii).

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

16.Statute of Limitation. TPI agrees to waive the objection of limitation (in German: “Verjährungseinrede”) in regard to all claims and obligations between the Parties arising out of or in connection with the Issues for a term of 12 months beginning with the Execution Date of this Agreement.

17.Entire Agreement. This Agreement contains the final, entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties in respect of the subject matter of this Agreement and is not subject to any condition not provided for herein. This Agreement supersedes any prior and contemporaneous oral and written discussions, agreements, and communications between or among the Parties regarding the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the subject matter of this Agreement, that are not specifically incorporated herein, shall be deemed in any way to exist or bind the Parties.

18.Amendment. This Agreement may be modified or amended only by an agreement in writing executed by all of the Parties hereto.

19.No Waiver. The failure by any Party hereto to insist upon strict performance of any of the terms or conditions of this Agreement shall not be deemed a waiver of any of the rights or remedies that such Party may have, and shall not be deemed a waiver of any subsequent breach or default. To be effective, any waiver with regard to this Agreement must be in writing and signed by the Party granting the waiver, and any such waiver shall apply only to the matter or instance specifically waived in any such writing.

20.Interpretation and Construction. Counsel for the Parties have reviewed and participated in the drafting of this Agreement. Consequently, this Agreement shall be construed as if all Parties jointly prepared the Agreement, shall not be construed presumptively against any of the Parties, and no Party shall be deemed the drafter of this Agreement. In particular, but without limitation, any statute, case law, or other rule or principle of interpretation or construction of contracts providing, in cases of uncertainty or ambiguity, that language of a contract should be interpreted against the drafter shall not be used or applied in the interpretation of any provision of this Agreement.

21.Complete Resolution. This Agreement shall be construed and interpreted to effectuate the intent of the Parties, which is to provide, through this Agreement, a full and final settlement of the Issues, to agree upon certain commercial transactions and to agree upon the conduct of reasonable commercial best efforts to enter into certain commercial transaction.

22.Severability. If any portion, part, or provision of this Agreement, or application of such portion, part, or provision to any Person or circumstance, should be held, determined, or adjudged invalid, unenforceable, or void for any reason by a court of competent jurisdiction, each such portion, part, or provision shall be severed from the remaining portions, parts, or provisions of this Agreement and shall not affect the validity or enforceability of such remaining portions, parts, or provisions, or the application of such portions, parts, or provisions to Persons or circumstances other than to those as to which it is held invalid, unless to do so would destroy the essential purpose of this Agreement. The Parties shall undertake to replace any invalid, unenforceable, or void provision with a provision which comes as close as legally possible to what the Parties would have agreed, pursuant to the meaning and purpose of this Agreement, if they had recognised the defectiveness of the provision.

23.Counterparts. This Agreement may be executed in counterparts, including by email of a PDF file, and when each Party has signed and delivered (including without limitation by email) at least one such counterpart, each counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective in accordance with its terms as to all Parties.

24.Parties’ Understanding.

Each Party represents and warrants as follows:

(a)Such Party has made such investigation of the facts pertaining to this settlement, this Agreement, and the release contained herein and all matters pertaining thereto as it deems necessary.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b)Such Party has received independent legal advice from its attorneys with respect to the advisability of making the settlement provided for herein, as well as the advisability of executing this Agreement.

(c)Except for the express terms of this Agreement, no other Party (nor any officer, agent, director, employee, representative, or attorney of or for any other Party) has made any statement or representation to such Party regarding any fact relied upon in entering into this Agreement, and such Party does not rely on any statement, representation, or promise of any other Party (or any officer, agent, director, employee, representative, or attorney of or for any other Party) in executing this Agreement, or in making the settlement provided for herein.

(d)The officers or authorized representatives executing this Agreement on behalf of TPI and Nordex, respectively, are empowered to do so and thereby bind TPI and Nordex, respectively, in accordance with the terms of this Agreement. Each of the signatories below certifies that he or she is possessed of all rights and authority to execute this Agreement. All Parties covenant that they will not challenge the legitimacy, terms, or enforceability of this Agreement based on the identity or authority of any of the signatories.

Nordex represents and warrants that none of the Affected Blades are located in the United States as of the Execution Date.

25.Choice of Law and Venue. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of Germany. Hamburg shall be the exclusive venue for all disputes arising in connection with this Agreement or its validity.

26.Recitals. The Parties agree that the recitals are contractual in nature and form a material part of this Agreement.

27.Headings. The headings used in this Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Agreement.

28.Post-Execution Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized representatives, have fully executed this Agreement on the date set forth below.

NORDEX SE

Date:	By:	[...***...]

	Name:	[...***...]

	Title:	[...***...]

TPI Composites, Inc.

Date:	By:	[...***...]

	Name:	[...***...]

	Title:	[...***...]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ANNEX 1

Green Blades:[...***...]

Yellow Blades:[...***...]

Red Blades:[...***...]

Destroyed:[...***...]